                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       Paracelsus Healthcare Corporation
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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
                             [PARACELSUS LETTERHEAD]






April 22, 1998

Dear Stockholders:

You are cordially invited to the Annual Meeting of Stockholders to be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Thursday, May 14, 1998 at 10:00 a.m., Houston Time.

You are requested to read carefully the accompanying Notice of Meeting and Proxy Statement. At the meeting, you will be asked to elect five directors, Messrs. James G. VanDevender, Daryl J. White and Dr. Heiner Meyer zu Losebeck for a term of three years, Mr. Nolan Lehmann for a term of two years and Mr. Christian A. Lange for a term of one year. You will also be asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1998. The Board of Directors recommends that you vote for the election of Messrs. VanDevender, White, Lehmann, Lange and Dr. Meyer zu Losebeck and the ratification of Ernst & Young LLP. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy, are enclosed.

We hope you will attend our Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you are able to attend the meeting, you may revoke your proxy at that time by voting your shares in person.

If you desire any additional information concerning the meeting, we would be pleased to hear from you through our Investor Relations Department at (281) 774-5166.


Very truly yours,

/s/ CHARLES R. MILLER


Charles R. Miller
President and Chief Operating Officer

                        PARACELSUS HEALTHCARE CORPORATION
                          515 W. GREENS ROAD, SUITE 800
                              HOUSTON, TEXAS 77067


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             -----------------------

                             To Be Held May 14, 1998

To Our Stockholders:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Paracelsus Healthcare Corporation will be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Thursday, May 14, 1998, at 10:00 a.m., Houston Time, for the following purposes:

         1. To elect three Class II directors to serve for a term of three years;

         2.   To elect one Class I director to serve for a term of two years;

         3.   To elect one Class III director to serve for a term of one year;

         4. To ratify the appointment of Ernst & Young LLP by the Board of Directors as the Company's independent auditors for 1998; and

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 13, 1998, as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting may be examined by any stockholder during the ten-day period preceding the meeting at the Company's executive offices located at 515 W. Greens Road, Suite 800, Houston, Texas 77067 during ordinary business hours.

         PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY to assure that your shares are voted and that a quorum will be present at the meeting. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the meeting and vote your shares in person or inform the Secretary of the Company in writing that you wish to revoke your proxy, your proxy will not be used.

                                          By order of the Board of Directors,


                                          /s/ JAMES G. VANDEVENDER


                                          James G. VanDevender
                                          Corporate Secretary
Houston, Texas
April 22, 1998

                        PARACELSUS HEALTHCARE CORPORATION
                          515 W. GREENS ROAD, SUITE 800
                              HOUSTON, TEXAS 77067

                              --------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                              --------------------

                             To Be Held May 14, 1998

         This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the "Board") of Paracelsus Healthcare Corporation (the "Company") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Thursday May 14, 1998, at 10:00 a.m., Houston Time, and any adjournment thereof, as set forth in the foregoing notice.

         This Proxy Statement, the accompanying proxy card and the Annual Report are being mailed to stockholders on or about April 27, 1998. The proxy, when properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted as therein specified. If no election is made, the persons designated as proxies in the accompanying proxy card will vote "FOR" the election of the nominees to the Board named herein and "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1998. The Board is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy on such matter in their own discretion.

         Proxies may be revoked at any time before they are exercised by delivering notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

         Only holders of record of the Company's common stock, no stated par value ("Common Stock"), at the close of business on April 13, 1998, will be entitled to vote at the Annual Meeting. As of that date, there were 55,093,417 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. A majority of the shares of Common Stock entitled to vote, present in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting), will constitute a quorum for the Annual Meeting. There is no cumulative voting and there are no other voting securities of the Company outstanding.

         The cost of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. The Company has retained Georgeson & Company Inc., a professional solicitation firm, to assist in the soliciting of proxies from stockholders at a fee of $7.50 for each delivery plus $0.04 per set of material, but in no event to be less than $600, plus reimbursement for out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the

Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

                             ELECTION OF DIRECTORS

         The Bylaws of the Company currently provide that there shall be nine members on the Board. Currently, the Board consists of five persons, two of whom are employees of the Company. As of the time of this Annual Meeting, the Board has not chosen a nominee to replace two director positions that were vacated prior to the last meeting of stockholders.

         In accordance with the Bylaws of the Company, directors are divided into three classes composed as nearly as possible of an equal number of directors. Pursuant to a shareholder agreement between Park- Hospital GmbH (the "Shareholder"), a German corporation, and the Company dated August 16, 1996 (the "Shareholder Agreement"), four members of the Board, consisting of one Class I director, one Class II director and two Class III directors, shall be designated by the Shareholder (the "Shareholder Directors") for nomination by the Board as each class is up for election. Pursuant to the Shareholder Agreement, three of the nine members are to be nominees who are neither Shareholder Nominees nor officers of the Company (the "Independent Directors") and the remaining two members may be directors who are neither Shareholder Directors nor Independent Directors (the "Management Directors"). The Company and Shareholder have agreed that the Class II directors, whose terms expire at the 1998 Annual Meeting, shall comprise one Shareholder Director, one Management Director and one Independent Director; the Class III directors, whose terms expire at the 1999 Annual Meeting, shall comprise two Shareholder Directors and one Management Director; and the Class I directors, whose terms expire at the 2000 Annual Meeting, shall comprise two Independent Directors and one Shareholder Director. The Shareholder has agreed to vote its Common Stock for those nominees nominated pursuant to the Shareholder Agreement. The size of the Board may be increased to include three additional Independent Directors if the beneficial ownership of Common Stock of the Shareholder falls below certain levels. Each director will hold office until a successor has been elected and qualified.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

         The Board has nominated Messrs. James G. VanDevender, Daryl J. White and Dr. Heiner Meyer zu Losebeck to serve as Class II directors for a three-year term expiring at the date of the Annual Meeting in 2001. The Board has also nominated Mr. Christian A. Lange to serve as a Class III director for a one-year term expiring at the date of the Annual Meeting in 1999 and Mr. Nolan Lehmann to serve as a Class I director for a two-year term expiring at the date of the Annual Meeting in 2000. Messrs. VanDevender, White and Lange currently serve as Class II directors and each has consented to continue to serve if elected, but if any nominee becomes unable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board. Two positions on the Board for which there are no nominees are positions the Shareholder under the Shareholder Agreement has the right to nominate including the position vacated by Dr. Manfred Georg Krukemeyer's ("Dr. Krukemeyer") resignation as Chairman of the Board and director in August 1997. The Shareholder has not, at this time, determined to make these nominations. The accompanying proxy will not be voted to fill any director positions other than the five positions for whom the nominees are described herein.

         The following table sets forth certain information regarding the nominees, furnished to the Company by such persons. Dr. Meyer zu Losebeck has been nominated after designation by the Shareholder. Mr. Lehmann has been nominated pursuant to a request made jointly by the Shareholder and the Ad Hoc Committee of Former Shareholders of Champion Healthcare Corporation (the "Committee"). The Committee is composed of certain former Champion Healthcare Corporation ("Champion") shareholders. The Company understands that a principal purpose of the Committee is to obtain additional consideration for the Champion stock they exchanged in connection with the 1996 Merger between the Company and Champion. See "Litigation." Under the Shareholder Agreement, Mr. Lehmann will be serving as an Independent Director and Dr. Meyer zu Losebeck will be serving as a Shareholder Director.

                                                                                                      DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                                          SINCE        CLASS
-----------------------------                                                                          -----        -----
JAMES G. VANDEVENDER(1), age 50, a Senior Executive Vice President and Chief Financial Officer since   1996         II
June 1997, has served as Executive Vice President and Chief Financial Officer
of the Company since August 1996. From 1990 to 1996, he was Executive Vice President, Chief Financial
Officer, Secretary and a director of Champion which he co-founded. From 1987 to 1989, Mr. VanDevender pursued private investments.  From 1981 to 1987, he was Senior Vice President of Republic Health
Corporation ("Republic"), primarily responsible for acquisitions and development, and held other senior management positions in the areas of accounting and finance. Prior thereto, he was employed in various management positions for four years by Hospital Affiliates International ("HAI").

CHRISTIAN A. LANGE(2), age 58,  has been President of European Investors, Inc., since 1983 and has      1983         III
served as Chairman of the Board of European Investors Corporate Finance, Inc. Prior to 1983, he was a
senior executive of Friedrich Flick Industrieverwaltung KgaA of Dusseldorf, Germany. From July 1983
to August 1996, Mr. Lange was a financial consultant to the Company.


DARYL J. WHITE(3), age 50, was Chairman of Pinnacle Micro, Inc. from May 1996 to June 1997. He was      1996         II
Senior Vice President, Finance and Chief Financial Officer of Compaq Computer Corp. ("Compaq") from
1989 to 1996. He joined Compaq in 1983 as Director of Information Management and was named Corporate
Controller in  1984, Vice President and Corporate Controller in 1986 and Vice President, Finance and
Chief Financial Officer in 1988. Mr. White is also a director of Imation Corporation.

DR. HEINER MEYER ZU LOSEBECK, age 45, is a Managing Director of Paracelsus-Kliniken-Deutschland GmbH        -        II
("PKD"), Park-Hospital GmbH, and other affiliates of PKD.  PKD owns and operates 26 hospitals ranging in size from 42 to 350 beds in Germany and Switzerland.  Park-Hospital owns approximately 54 percent of the shares of the Company, and PKD owns all the shares of Park-Hospital.  From 1989 through August
1997, Dr. Meyer zu Losebeck was a tax consultant, auditor, and chartered accountant at Dr. Mertens and Partners, Osnabruck, Germany.

                                                                                                      DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                                          SINCE        CLASS
-----------------------------                                                                          -----        -----
NOLAN LEHMANN, age 53, has served as the President and a director of Equus Capital Management               -          I
Corporation, a registered investment advisor since 1983.  He also serves as the President and a director of Equus II Incorporated, a registered investment company.  Mr. Lehmann also serves as a director of Allied Waste Industries, Inc., a solid waste management company, American Residential
Services, Inc., a residential services company, Brazos Sportswear, Inc., a casual sportswear company,
Drypers Corporation, a manufacturer of disposable diapers, and Garden Ridge Corporation, a specialty retailer, all of which are public companies.  Mr. Lehmann is a certified public accountant.


-----------------------
1 Pursuant to the Shareholder Agreement, Mr. VanDevender is a Management Director. Under the terms of his employment agreement, Mr. VanDevender may terminate the agreement and receive agreed to benefits if he is not elected a member of the Board and to the Executive Committee.
2        Pursuant to the Shareholder Agreement, Mr. Lange is a Shareholder
         Director.
3        Pursuant to the Shareholder Agreement, Mr. White is an Independent
         Director.


STOCKHOLDER APPROVAL

         SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE ABOVE NOMINEES UNLESS AUTHORITY TO VOTE FOR ALL OR ANY NOMINEE IS WITHHELD. DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING. ABSTENTIONS ON THIS MATTER WILL BE COUNTED FOR QUORUM PURPOSES BUT NOT VOTED. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE OUTCOME OF THE ELECTION OF DIRECTORS.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS MEMBERS OF THE BOARD.

CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

         The following table sets forth certain information for those Class III and I directors who will continue to serve until the 1999 and 2000 Annual Meetings, respectively. Each director provided the information to the Company.

                                                                                                      DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                                          SINCE        CLASS
-----------------------------                                                                          -----        -----
CHARLES R. MILLER(1), age 59, has served as President and Chief Operating Officer of the Company since      1996        III
August 1996. From 1990 to 1996, he was Chairman, President and Chief Executive Officer of Champion,
which he co-founded. From 1987 to 1989, he co-owned and operated an acute care hospital in El Paso,
Texas, which he sold in 1988. From 1981 to 1986, he co-founded Republic and served as President and director until his resignation as a result of his election not to participate in a leveraged buy-out of Republic, which was then the fifth largest publicly-held hospital management company. Prior thereto, he was employed in various management positions for seven years by HAI.

                                                                                                      DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                                          SINCE        CLASS
-----------------------------                                                                          -----        -----

L. STANTON TUTTLE(2) age 57, has been President, Chief Executive Officer and Chairman of L. Stanton        1997          I
Tuttle & Associates, a healthcare consulting firm, since 1995. From 1991 to 1994, Mr. Tuttle was
President, CEO and Chairman of New Day of America, Inc.  Prior thereto, he was President of American
Medical International, Inc. Psychiatric Co. from 1988 to 1990, President and CEO of National
Healthcare Corp. from 1986 to 1987, Senior Vice President of Hospital Corporation of America and
President of Hospital Corporation of America Psychiatric Co. from 1983 to 1986.  From 1968 to 1985,
Mr. Tuttle was employed in senior executive positions with various healthcare companies, including
Brookwood Health Services, Inc. and ExtendiCare (which later became Humana).

-----------------------
1 Pursuant to the Shareholder Agreement, Mr. Miller is a Management Director. Under the terms of his employment agreement, Mr. Miller may terminate the agreement and receive agreed to benefits if he is not elected a member of the Board and to the Executive Committee.
2        Under the Shareholder Agreement, Mr. Tuttle is an Independent Director.

MEETINGS OF THE BOARD

         The Board convened eleven times and acted by unanimous written consent five times during 1997. All current members of the Board participated in at least 75% of the combined total of the meetings of the Board and its committees on which they served.

COMMITTEES OF THE BOARD

         The Company has four standing committees: the Executive Committee, the Stock Option and Compensation Committee, the Audit Committee and the Finance and Strategic Planning Committee. The Company has no standing Nominating Committee. These committees were established effective August 13, 1996 with the exception of the Stock Option and Compensation Committee that was established in July 1996.

         The Executive Committee is composed of Messrs. Miller and VanDevender, with one vacant position to be filled at a later date. The Committee is empowered to exercise all of the powers and authority of the Board permitted by law between meetings of the Board. The Executive Committee did not meet during 1997.

         The Audit Committee is composed of Messrs. White and Tuttle, with one vacant position to be filled at a later date. The Committee is empowered, among other things, to (i) recommend to the Board the appointment of independent public accountants, (ii) review the scope of audits made by independent public accountants and the audit reports submitted by such accountants, (iii) review the scope and results of internal audits, overall accounting practices, accounting policies and accounting and financial controls and (iv) perform such other functions as may be necessary or appropriate for the efficient discharge of its duties. The Audit Committee met four times during 1997.

         The Finance and Strategic Planning Committee is composed of Mr. Lange, with two vacant positions to be filled at a later date. The Committee is empowered to supervise the financial and strategic planning of the Company. There were no meetings of the Finance and Strategic Planning Committee during 1997.

         The Stock Option and Compensation Committee is composed of Messrs. Lange, Tuttle and White. The Committee develops recommendations for compensation and benefit levels for the executive officers and administers the Company's stock incentive plan. The Stock Option and Compensation Committee met four times during 1997.

         On October 8, 1996, the Board appointed a Special Committee consisting of Mr. White and two former directors, James A. Conroy and Michael D. Hofmann, to supervise and direct the conduct of an inquiry assisted by outside legal counsel, regarding among other things, the Company's accounting and financial reporting practices and procedures for the periods prior to the quarter ended September 30, 1996. In March 1997, Mr. Hofmann resigned as a director of the Company, with the Special Committee having substantially completed its investigation. See "Resignation of Mr. James A. Conroy as a Director" for discussion related to Mr. Conroy's resignation from the Board.

         The Shareholder Agreement provides that each committee of the Board (other than the Audit and Stock Option and Compensation Committees) will contain that number of Shareholder Directors that is in the same proportion as there are Shareholder Directors on the Board. In addition, the Audit Committee shall consist solely of Independent Directors and the Stock Option and Compensation Committee shall comprise one non-employee Shareholder Director, one Independent Director and one additional non-employee director.

RESIGNATION OF MR. JAMES A. CONROY AS A DIRECTOR

         On June 27, 1997, Mr. James A. Conroy submitted his resignation as a director of the Company and requested a Form 8-K filing with respect to such. In his resignation letter, Mr. Conroy stated that his resignation was due to his disagreement with the Special Committee and other board members to not address the issue of the old Paracelsus board members' responsibility for the reporting and accounting failures found by the Special Committee and to not fully disclose the results of the Special Committee's investigation to the Securities and Exchange Commission (the "SEC").

         The Company's management regrettably accepted Mr. Conroy's resignation, but did not agree with Mr. Conroy's positions on the matters addressed above because of the following:

         (i) The majority of the Special Committee members, including a completely disinterested nonmanagement director, at the conclusion of its investigation to uncover, among others, all facts relevant to the responsibility of the directors of premerger Paracelsus for the reporting and accounting failures reflected in the Company's restatement of its financial statements, had concluded that it was not in the Company's best interests for the Special Committee to make recommendations concerning the old Paracelsus' board members at that time. The Committee's position was fully supported by Wilmer, Cutler & Pickering, an outside legal counsel which had been retained by the Special Committee to conduct such inquiry.

         (ii) Given the pendency of the shareholder and derivative litigation and other factors, Wilmer, Cutler & Pickering advised the Company that it was not in the best interests of the Company to waive its attorney-client and work product privileges so as to permit disclosure of the detailed facts uncovered in the Special Committee's investigation to the SEC. The Company was further reassured by Wilmer, Cutler & Pickering, that based on the available facts, all legally required public disclosures concerning the results of the Special Committee's investigation had already been made.

         (iii) The Board was concerned that Mr. Conroy's positions may have reflected his interests as a member of a large group of former Champion shareholders, rather than the interests of the Company, its shareholders and all of its other constituent groups.

         Mr. Conroy served as an Independent Director pursuant to the Shareholder Agreement and was a member of the Audit Committee and the Special Committee.

LITIGATION

         The Company, Champion and Messrs. Miller, VanDevender and Patterson are defendants in a class action filed in April 1996 in the Court of Chancery of the State of Delaware in and for New Castle County by a Champion stockholder. This lawsuit alleges, among other things, that the Merger and the consideration to be paid to Champion's stockholders was unfair and grossly inadequate and that the defendants violated their fiduciary duties to Champion and the stockholders of Champion. In this action, the plaintiff seeks to rescind the Merger transaction or award Champion stockholders rescissory damages, plus costs and attorneys' fees.

         Since October 11, 1996, a number of complaints have been filed against the Company by current or former stockholders of the Company relating to the Merger of the Company and Champion. Seven of these complaints purport to be class actions filed on behalf of persons who, between August 13, 1996 and October 9, 1996, received the Company's common stock through the Merger with Champion, purchased common stock, or purchased the Company's $325.0 million 10% Senior Subordinated Notes (the "Notes"). Two other complaints purport to be derivative actions filed on behalf of Champion. Two of the putative class action complaints were filed in the Superior Court of the State of California, County of Los Angeles, one in the District Court of Harris County, Texas and four in the United States District Court for the Southern District of Texas, Houston Division. The only currently active class action lawsuit is in the U.S. District Court for the Southern District of Texas, where plaintiffs filed a Consolidated Class Action Compliant captioned In re Paracelsus Corp. Securities Litigation, Master File No. H-96-3464, which consolidated and amended the earlier federal class action complaints. The defendants include the Company, Mr. Miller and Mr. VanDevender. The three state court class actions have since been suspended in deference to the Federal class action. The two derivative complaints are also pending in the U.S. District Court for the Southern District of Texas under the captions Caven v. Miller, No. H-96-4291, and Orovitz v. Miller, No. H-97-2752. The defendants in these cases include the Company, and Messrs. Miller, VanDevender and Patterson. Park-Hospital GmbH, of which Dr. Meyer zu Losebeck is a Managing Director, was named as a defendant, but has not been served. As described in more detail in "Security Ownership of Certain Beneficial Owners and Management," Mr. Lehmann is associated with Company shareholders that are members of the Committee. These shareholders and the other members of the Committee have interests potentially adverse to the Company, are members of the putative class on behalf of which the shareholder class action was filed, and are engaged in settlement discussions to resolve the stockholder claims.

         The federal stockholder class action complaint asserts claims against the Company under sections 11 and 12(a)(2) of the Securities Act of 1933, and claims against certain existing and former officers and directors of the Company under sections 11 and 15 of the Securities Act of 1933. The Company has terminated an agreement with representatives of certain stockholder claimants tolling the statute of limitations as to certain other unasserted claims. The plaintiffs allege that during the class period the defendants disseminated materially misleading statements and omitted disclosing material facts about the Company and its business, specifically in the reporting and disclosure of reserves, bad debt expenses, collection expenses and facility closure costs, and that the price of the Company's common stock was artificially inflated. The plaintiffs also allege that statements contained in the various registration statements and prospectuses for securities offerings during the class period were materially inaccurate and misleading. The plaintiffs seek damages in an unspecified amount and equitable or injunctive relief, plus costs and attorneys' fees. The derivative actions assert various state law claims against the Company, certain of its existing and former officers and directors or their affiliates, and other persons. Defendants moved to dismiss certain of the class action and derivative claims. In ruling on defendants' motions to dismiss, the federal court granted dismissal of the claims involving the sale of the Notes, but permitted all other claims in the federal actions to proceed to discovery.

         In light of the Company's restatement of financial information contained in the various registration statements and prospectuses, the Company believes an unfavorable outcome is probable for at least some of the claims asserted in the stockholder class action. Efforts to settle the stockholder claims are ongoing. Absent such a settlement within the Company's financial resources, the Company will continue to defend the litigation vigorously. Many factors will ultimately affect and determine the results of the litigation, and the Company can provide no assurance that the results will not have a material adverse effect on the Company.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company each receive an annual fee of $30,000 and a fee of $2,500 for each meeting of the Board or any committee thereof attended. Notwithstanding the foregoing, each member of the Special Committee also received a fee of $35,000, $2,000 per Special Committee meeting and was reimbursed for any out of pocket expenses. Directors of the Company who are also employees of the Company will not receive any additional compensation for their service as directors. All directors will be reimbursed for reasonable expenses incurred in the performance of their duties. Certain directors had services and consulting agreements with the Company during 1997. See "Executive Compensation - Employment, Services and Other Agreements" for a description of their 1997 compensation.

         Directors are also eligible to receive options to purchase shares of the Company's Common Stock under the 1996 Stock Incentive Plan (the "Incentive Plan"). No stock option grants were made to directors under the Incentive Plan during 1997. See "Executive Compensation - Option Grants in Last Fiscal Year" for options granted to certain other employees of the Company.

         Effective August 16, 1996, the Company entered into Indemnity and Insurance Coverage Agreements with all then existing directors of the Company. See "Executive Compensation - Employment, Services and Other Agreements" for information regarding Indemnity and Insurance Coverage Agreements entered into between the Company and certain executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of April 13, 1998, certain information concerning the shares of Common Stock beneficially owned by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the Company's Common Stock, (ii) each director and nominee as director of the Company, (iii) each "Named Executive" (see "Executive Compensation"), and (iv) all directors and executive officers of the Company as a group.

                                                                             AMOUNT AND NATURE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER (1)(2)                         BENEFICIAL OWNERSHIP (3)(4)      PERCENTAGE OF CLASS (4)
      -------------------------------------------                         ---------------------------      -----------------------
 Park-Hospital GmbH (5,6)                                                          29,771,742 (8)                   54.0%
 Paracelsus-Kliniken-Deutschland GmbH (5,6)                                        29,771,742 (8)                   54.0%
 Dr. Heiner Meyer zu Losebeck (5,6)                                                29,771,742 (8)                   54.0%
 Peter Frommhold (6,7)                                                             29,771,742 (8)                   54.0%
 Charles R. Miller                                                                  1,325,025 (9)                    2.4%
 James G. VanDevender                                                                 765,000 (10)                   1.4%
 Christian A. Lange                                                                    56,000 (11)                    *
 Daryl J. White                                                                         4,000                         *
 L. Stanton Tuttle                                                                          -                         -
 Nolan Lehmann (12,13,14)                                                           1,607,307                        2.9%
 Equus II Incorporated (13,14)                                                      1,263,058                        2.3%
 Equus Capital Partners, L.P. (13,14)                                                 338,249                         *
 Ronald R. Patterson                                                                  521,761 (15)                    *
 Lawrence A. Humphrey                                                                  64,417 (16)                    *
 Warren W. Wilkey                                                                      44,917 (17)                    *
All directors and officers as a group (24 persons)                                 34,580,568 (18)                  60.0%

----------------
* Percentage is less than 1% of the total outstanding shares of the Company.

(1) The address of each named director, nominee as director, and officer, unless otherwise indicated, is c/o Paracelsus Healthcare Corporation, 515 W. Greens Road, Suite 800, Houston, Texas 77067.
(2) The Company understands that the members of the Committee do not consider themselves a group for purposes of reporting requirements under the federal securities laws. The Committee consists of Company shareholders that, in the aggregate, own substantially in excess of 10 percent of the Company's Common Stock.
(3) Unless otherwise indicated, such shares of Common Stock are owned directly with sole voting and investment power.
(4) Includes shares issuable upon exercise of stock options or warrants that are currently exercisable or that become exercisable within 60 days of April 13, 1998. Such shares, for the purpose of computing the percentage of outstanding Common Stock, are deemed owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(5) The address is Am Natruper Holz 69, D-49076 Osnabruck, Federal Republic of Germany.
(6) Park-Hospital GmbH ("Park"), a German corporation wholly owned by Paracelsus-Kliniken-Deutschland GmbH ("PKD"), is the record owner of such shares. PKD may be deemed to beneficially own the shares of the Company's

         Common Stock owned by Park. Pursuant to the Schedule 13D filed by Park, PKD, Dr. Heiner Meyer zu Losebeck, and Mr. Peter Frommhold on December 15, 1997, Dr. Meyer zu Losebeck and Mr. Frommhold, as co-executors of the Estate of Professor Dr. Hartmut Krukemeyer, and the Managing Directors of Park and PKD share indirect voting and investment power over the shares of the Company's Common Stock owned by Park. Therefore, they may be deemed to beneficially own the shares of the Company's Common Stock owned by Park. Also, according to this Schedule 13D, Dr. Manfred Georg Krukemeyer no longer has voting or dispositive power over the shares of the Company's Common Stock owned by Park.
(7)      The address is Drubbel 17/18, D-48143 Munster, Federal Republic of
         Germany.
(8) Such amount does not include shares owned by Messrs. Miller and VanDevender which are subject to a voting agreement with Park to vote with Park, and to sell their shares in accordance with certain acquisition proposals described in the Shareholder Agreement.
(9) Includes 797,876 shares issuable upon exercise of options that are currently exercisable.
(10) Includes 665,000 shares issuable upon exercise of options that are currently exercisable.
(11) Includes 56,000 shares issuable upon exercise of options that are currently exercisable.
(12) Mr. Lehmann is President of Equus Capital Management Corporation, the financial advisor and manager of Equus II Incorporated and Equus Capital Partners, L.P.
(13)     Address is 2929 Allen Parkway, Suite 2500, Houston, TX 77019.
(14) Equus II Incorporated is the owner of 1,263,058 shares of the Company's Common Stock. Equus Capital Partners, L.P. is the owner of 338,249 shares of the Company's Common Stock. By reason of his status as President of Equus Capital Management Corporation, Mr. Lehmann may be deemed to be the beneficial owner of the common shares owned by Equus II Incorporated and Equus Capital Partners, L.P. In addition, Mr. Lehmann owns directly 6,000 shares of the Company's Common Stock. Accordingly, Mr. Lehmann may be deemed to be the beneficial owner of 1,607,307 shares of the Company's Common Stock. Mr. Lehmann disclaims beneficial ownership of the Company's Common Stock owned by Equus II Inc., and Equus Capital Partners, L.P. One or more of the entities with which Mr. Lehmann is associated are members of the Committee. The number of shares beneficially owned by Mr. Lehmann does not include any shares owned by other members of the Committee. See footnote 2.
(15) Includes 510,690 shares issuable upon exercise of options that are currently exercisable.
(16) Includes 52,917 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 13, 1998.
(17) Includes 42,917 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 13, 1998.
(18) Includes 2,496,214 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 13, 1998.

         The Shareholder Agreement provides that the Shareholder may not acquire 66.7% or more of the outstanding Common Stock except under circumstances designed to insure a fair price is paid. If the Board determines to support a proposal to acquire the Company by a third party, the Shareholder has the first right to make a similar offer on substantially equivalent terms. If the Shareholder fails to make such an offer, then the Shareholder must vote for or sell its Common Stock in support of such approved acquisition proposal.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation for the Company's Former Chief Executive Officer, the Chief Operating Officer and four most highly compensated executive officers (the "Named Executives") with respect to all services rendered to the Company during the calendar years indicated.

                           SUMMARY COMPENSATION TABLE


                                               LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION                AWARDS           PAYOUTS
                                     ------------------------------------------   ----------     --------------
                                                                    OTHER                                              ALL
                                                                    ANNUAL        SECURITIES                          OTHER
 NAME AND                                                           COMPEN        UNDERLYING          LTIP           COMPEN-
 PRINCIPAL                              SALARY       BONUS          SATION         OPTIONS           PAYOUTS         SATION
 POSITION(a)                  YEAR       ($)          ($)             ($)           (#)(e)             ($)           ($)(g)
------------------------   --------- ----------    ---------     --------------   ----------     --------------    ----------
R.J. Messenger (b)            1997   $  235,000    $      --     $        --              --      $          --    $   4,034
 Former Vice                  1996      716,715      627,046         429,651(d)    2,000,000          6,920,858(f)    42,152
  Chairman &                  1995      686,433    3,970,041          88,370(d)           --            895,134       10,860
  Former Chief
  Executive
  Officer

Charles R. Miller             1997      500,000           --              --              --                 --           --
 President &                  1996      187,500                   1,492,188 (c)           --          1,547,876           --
  Chief Operating             1995           --           --              --              --                 --           --
  Officer


James G. VanDevender          1997      360,000           --              --              --                 --           --
 Senior Executive Vice        1996      131,250      911,875(c)           --       1,070,000                 --           --
  President &                 1995           --           --              --              --                 --           --
  Chief Financial
  Officer

Ronald R.  Patterson          1997      360,000           --              --              --                 --        2,375
 Executive Vice               1996      131,250      661,875(c)           --         690,690                 --          563
   President &                1995           --           --              --              --                 --           --
   President,
   Healthcare
   Operations

Lawrence A.  Humphrey         1997      245,000           --              --         100,000                 --        2,375
 Executive Vice               1996       73,529      227,367(c)           --          30,000                 --          792
  President,                  1995           --           --              --              --                 --           --
  Corporate
  Finance


Warren W. Wilkey              1997      250,000           --              --         100,000                 --        1,211
 Senior Vice                  1996       84,375      377,755(c)           --          20,000                 --          563
  President,                  1995           --           --              --              --                 --           --
  Operations

---------------------

(a) Except for Mr. Messenger, the latter five Named Executives are former Champion executives who became employees of the Company effective August 16, 1996, the consummation date of the merger with Champion (the "Merger"). Salaries for 1996 reflect amounts paid for the period from August 16, 1996 to December 31, 1996 except with respect to Mr. Messenger.
(b) Effective April 14, 1997, Mr. Messenger ceased to be Chief Executive Officer and director of the Company. See "Employment, Services and Other Agreements". Amounts shown for 1995 represent amounts earned for fiscal years ended September 30, 1995. Effective September 1996, the Company changed its fiscal year from September 30 to December 31. Accordingly, amounts shown for 1997 and 1996 represent amounts earned for calendar years ended December 31, 1997 and 1996, respectively.
(c)    Payments of $1.2 million, $750,000, $500,000, $157,500 and $280,000 for
       Messrs. Miller, VanDevender, Patterson, Humphrey and Wilkey, respectively, were made in exchange for Messrs. Miller, VanDevender and Patterson surrendering certain severance rights under the Change of Control provisions in their Champion employment agreements and as a special merger bonus to Messrs. Humphrey and Wilkey.
(d) Represents accrued vacation payment of $405,369 in 1996 and perquisites and personal benefits, including, among other things, club dues in the amounts of $21,532 and $20,199 in 1996 and 1995, respectively, and automobile- related expenses of $2,750 and $35,408 in 1996 and 1995, respectively.
(e) Includes Champion stock options assumed pursuant to the terms of the Merger.
(f) Includes payment of $6,881,000 in settlement of the awards outstanding under the Company's Phantom Equity Long-Term Incentive Plan that was terminated effective August 16, 1996 upon the Merger.
(g) Represents life insurance premiums and matching contributions paid by the Company under its Employee Retirement Savings 401(k) Plan.

         The following table summarizes stock option grants made during 1997 to the Named Executives and the potential realizable values of the options, based on certain assumptions. All options were granted in July 1997 under the Company's 1996 Stock Incentive Plan. The Company has no outstanding stock appreciation rights.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                   ----------------------------------------------------------------------------------
                      NUMBER OF       % OF TOTAL                                            GRANT
                     SECURITIES        OPTIONS                 MARKET                       DATE
                     UNDERLYING      GRANTED TO    EXERCISE   PRICE ON                     PRESENT
                   OPTIONS GRANTED  EMPLOYEES IN    PRICE      DATE OF      EXPIRATION      VALUE
    NAME                (#)          FISCAL YEAR  ($/SHARE)     GRANT          DATE         ($)(C)
-----------------  ---------------  ------------  ----------  -----------   -----------   -----------
R. Messenger (a)            --            --             --            --            --            --
C. Miller                   --            --             --            --            --            --
J. VanDevender              --            --             --            --            --            --
R. Patterson                --            --             --            --            --            --
L. Humphrey        100,000 (b)           9.0%     $    5.19   $      5.19    07/10/2007   $   366,000
W. Wilkey          100,000 (b)           9.0%     $    5.19   $      5.19    07/10/2007   $   366,000

-----------------------

(a) Effective April 14, 1997, Mr. Messenger ceased to be Chief Executive Officer and director of the Company. See "Employment, Services and Other Agreements."
(b) Options have a ten-year term and are vesting monthly in 2.08% increments commencing on August 10, 1997, with full vesting occurring on July 10, 2001 ("1997 Options").
(c) The fair value for these options was estimated at the date of grant or the assumption date using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.60%, dividend yield of 0%, volatility factor of the expected market price of the Company's stock of 97.4%, and a weighted-average expected life of the option of 4 years. There can be no assurance that the hypothetical grant date present values of the options reflected in this table will be realized.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR OPTION VALUES

         No options were exercised by the Named Executives during 1997. The following table sets forth the number of shares covered by unexercised options held by the Named Executives and their value at December 31, 1997.

                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                          OPTIONS AT FY-END (#)            OPTIONS AT FY-END($)(a)
                                       ----------------------------     -------------------------------
      NAME                             EXERCISABLE    UNEXERCISABLE*    EXERCISABLE       UNEXERCISABLE
-------------------                    -----------    -------------     -----------       -------------
R. J. Messenger (b)                     1,000,000       1,000,000       $ 3,370,000        $       --
Charles R. Miller                         797,876         750,000         1,389,360                --
James G. VanDevender                      665,000         405,000           777,960                --
Ronald R. Patterson                       510,690         180,000           606,600                --
Lawrence A. Humphrey                       40,416          89,584                --                --
Warren W. Wilkey                           23,749          96,251                --                --

------------------

* In an event of a Change in Control, as defined in the employment agreements of certain Named Executives, options will become fully vested.

(a) Market value of underlying securities at December 31, 1997 minus the option exercise price times the number of unexercised options at December 31, 1997.
(b) Effective April 14, 1997, Mr. Messenger ceased to be Chief Executive Officer and director of the Company. See "Employment, Services and Other Agreements."

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The following table sets forth benefits payable to the Named Executives under the Company's Supplemental Executive Retirement Plan (the "SERP"). Amounts shown represent the annual benefits to which the Named Executives would be entitled under the SERP (assuming payment in the form of single life annuity), but do not reflect an offset with respect to certain Social Security benefits.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                               ------------------------------------------------------------------------
      AVERAGE ANNUAL
       COMPENSATION                      5                       10                        15
---------------------------    ------------------      ---------------------    -----------------------
          100,000                  $   18,350               $  36,700                $   55,050
          125,000                      22,938                  45,875                    68,813
          150,000                      27,525                  55,050                    82,575
          175,000                      32,113                  64,225                    96,338
          200,000                      36,700                  73,400                   110,100
          225,000                      41,228                  85,575                   123,863
          250,000                      45,875                  91,750                   137,625
          300,000                      55,050                 110,100                   165,150
          400,000                      73,400                 146,800                   220,200
          500,000                      91,750                 183,500                   275,250
          600,000                     110,100                 220,200                   330,300
          700,000                     128,450                 256,900                   385,350
          700,000                     146,800                 293,600                   440,400

         SERP benefits are determined, subject to certain vesting requirements, as (i) the product of (x) number of years of service with the Company, (y) 3.67% for officer participants (2.33% for non-officer participants) and (z) average earnings for the final 36 months of employment (final 60 months of employment for non-officer participants), less (ii) a percentage of the participating officer's Social Security benefits. SERP benefits generally accrue and vest ratably over a 15-year period. In the event of a Change in Control, as defined in the plan document, all benefits become fully vested. Messrs. Miller, VanDevender, and Patterson each has 6, 6 and 4 years of credited service, respectively, under the SERP. Mr. Wilkey and Mr. Humphrey do not participate in the SERP. Mr. Messenger had approximately 15 years of credited service when he ceased to be Chief Executive Officer and director effective April 14, 1997. In May 1997, Messrs. Miller, VanDevender and Patterson formally requested, and the Board approved, the suspension of respective SERP benefits accruing subsequent to December 31, 1996.

ANNUAL BONUS PLAN

         The 1997 Bonus Plan (the "Bonus Plan") is designed to reward certain officers of the Company for achieving corporate performance objectives. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward higher achievement and business results, to link their goals and interests more closely with those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified officers. With respect to those officers holding the title of executive officer and above, the Bonus Plan is administered and approved by the Stock Option and Compensation Committee each year. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, earnings per share or quality standards, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula. The Company is also a party to an employment agreement with certain executives, which provides for the payment of certain minimum bonuses upon the achievement of targeted performance criteria under the Bonus Plan. See "Employment, Services and Other Agreements."

EMPLOYEE RETIREMENT SAVINGS 401(k) PLAN

         The Company has a defined contribution 401(k) retirement plan covering all eligible employees at its hospitals and the corporate office. Effective April 1, 1997, participants could contribute up to 15% of pretax compensation, not exceeding a limit set annually by the Internal Revenue Service. The Company matched $.25 for each $1.00 of employee contributions up to 6% of employees' gross pay. The Company may make additional discretionary contributions, but did not elect to make any such contributions in 1997.

CHANGE OF CONTROL SEPARATION PAY PLAN

         Effective August 1, 1997, the Company has established the Change of Control Separation Pay Plan (the "Separation Pay Plan") to retain key employees and to provide, under certain circumstances, severance to participants whose employment with the Company ends after a Change of Control, as defined. Messrs. Miller, VanDevender and Patterson do not participate in the Separation Pay Plan. Messrs. Humphrey, Wilkey, other officers and certain employees of the Company participate in the Separation Pay Plan which is administered by the Stock Option and Compensation Committee and provides participants with severance benefits, under certain circumstances, ranging from six to twenty-four months base salary, as defined.

EMPLOYMENT, SERVICES AND OTHER AGREEMENTS

         The Company is a party to employment agreements with Messrs. Miller, VanDevender and Patterson which currently provide for base salaries of $500,000, $375,000 and $375,000 and minimum annual bonuses as a percentage of base salary of 85%, 70% and 70%, respectively, upon attainment of targeted strategic, business and financial goals under the Bonus Plan. When Mr. Messenger ceased to be Chief Executive Officer and director in April 1997, the Company had an employment agreement with him providing for an initial base salary of $750,000 and a minimum annual bonus of 100% of base salary. The agreements further provide for such officers to participate in the employee benefit and fringe benefit plans of the Company that are generally available to all executive officers of the Company.

         Each of the employment agreements of Messrs. Miller and VanDevender has an initial term of five years, renewable automatically upon expiration of its initial term and any subsequent five-year term. Mr. Patterson's employment agreement has an initial term of three years, renewable automatically one time only for three additional years. Each agreement is renewable for the specified terms unless the Company or each individual gives 12 months prior notice that such agreement will not be renewed. The employment of Messrs. Miller and VanDevender cannot be terminated by the Company without the prior approval of 80% of the Board and 66.7% of the Independent Directors.

         Upon termination of the above employment by the Company without Cause or by such officer for Good Reason, each as defined in his employment agreement, such officer's outstanding options will immediately vest and become exercisable. Additionally, such officer will be entitled to receive a lump sum payment equal to the greater of (x) his current base salary and annual target bonus payable over the remaining term of employment or (y) three times (2.5 times for Mr. Patterson) his current annual salary plus annual target bonus, in addition to an amount sufficient to offset the effect of any excise and other taxes by reason of Section 4999 of the Internal Revenue Code. In an event of a Change in Control, as defined in the employment agreements, each such officer may terminate his employment without Good Reason within a 12-month period following such event and receive the benefits described above that are otherwise payable upon termination of his employment with Good Reason.

         Effective April 14, 1997, Mr. Messenger ceased to be Chief Executive Officer and director of the Company. At that time, he and the Company entered into an agreement in which both parties fully reserved their rights, claims and defenses, including those under existing agreements such as Mr. Messenger's employment agreement and the SERP, while they attempt to negotiate a resolution of all issues between them. In the April 1997 agreement, the Company agreed to continue to provide certain health and life insurance benefits to Mr. Messenger and, pursuant to an indemnity and insurance coverage agreement with him, to continue to advance his reasonable defense costs in connection with litigation, investigations and other proceedings, subject to his undertaking to repay them in certain circumstances.

         In addition to the agreement entered into with Mr. Messenger, the Company entered into Indemnity and Insurance Coverage Agreements, effective August 16, 1996, with the other Named Executives, members of the Board of Directors and certain other officers of the Company, to advance reasonable defense costs in connection with litigation, investigations and other proceedings, subject to their undertakings to repay such costs in certain circumstances. Pursuant to these agreements, the Company has been advancing reasonable defense costs on behalf of Messrs. Miller, VanDevender and Patterson.

         Effective August 16, 1996, the Company became a party to a services agreement with Dr. Krukemeyer, pursuant to which Dr. Krukemeyer will provide management and strategic advisory services to the Company for a consulting fee of $1.0 million per year, for a term not to exceed ten years. Effective April 14, 1997, the annual consulting fee to be paid to Dr. Krukemeyer was reduced to $250,000 until all obligations of the Company under its senior bank credit agreement have been satisfied. Payments of $500,000 were made to Dr. Krukemeyer during 1997 under the services agreement. The services agreement may be terminated only by mutual consent of the parties. The Company is also a party to an insurance agreement which provides insurance benefits to Dr. Krukemeyer in the event of his death or permanent disability, in an amount equal to $1.0 million per year during the 10-year term of such agreement.

          STOCK OPTION AND COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE
                                  COMPENSATION

         The Stock Option and Compensation Committee (the "Compensation Committee") was established in July 1996 and is responsible for determining compensation and benefit levels for the Company's executive officers and for administrating the Stock Incentive Plan for all plan participants. Its recommendations are subject to approval by the Board of Directors of the Company. Executive officers are individuals occupying positions at the level of Executive Vice President or above. Prior to July 1996, Paracelsus had no Compensation Committee. Effective in January 1997, the Compensation Committee was comprised of Messrs. Lange, White and a former director. Effective in August 1997, Mr. Tuttle was added to the Compensation Committee. Accordingly, he did not participate in setting compensation levels for any executive officers during 1997.

         The responsibility for determining compensation and benefit levels for non-executive officers is governed by the Management Rights Agreement which was executed as part of the merger with Champion Healthcare Corporation. Under this agreement, Mr. Miller, President and Chief Operating Officer, has the sole authority for determining compensation and benefits for all employees except Messrs. Miller, VanDevender, Patterson and Humphrey.

         Grants of options to all employees under the Company's stock option plans, including its executive officers, is determined by the Compensation Committee subject to approval by the Board of Directors.


COMPENSATION PHILOSOPHY

         The Board of Directors, the Compensation Committee and Mr. Miller set the Company's executive officer compensation program to meet the following objectives:

         (i) To target executive compensation at a level sufficient to attract, motivate and retain superior executive talent;

        (ii) To motivate executives to advance stockholder interests with compensation plans that are tied to the Company's operating performance and achievement of strategic objectives;

       (iii) To provide a compensation package that balances individual contributions with overall business results and is competitive within the healthcare industry; and

        (iv) To align the interests of the Company's employees with those of stockholders through potential stock ownership.

         Accordingly, the Company has adopted a compensation program consisting of base salary, bonus and long-term incentive compensation, mainly through stock-based incentive awards. The Company, through its Compensation Committee, attempts to offer an overall compensation program which is competitive with comparable executive positions in similar- sized publicly traded healthcare companies. This may be determined by either a formal study by a consulting firm recognized in the field of executive compensation and/or by a review of information which may be publicly available on such companies such as proxy statements, annual reports and similar information. The Company may also take into consideration any special qualitative or quantitative objectives which may be unique to the Company's circumstances or performance in terms of structuring either annual base salary or annual bonus plans for its executives. Executive compensation is further aligned to stockholder value through stock-based incentive awards such as stock option grants by providing executives with an appropriate level of ownership interest in the Company and the opportunity to participate with stockholders in the value derived from appreciation in the price of the Company's stock.

EXECUTIVE COMPENSATION PROGRAM

         Effective August 16, 1996, the Company increased certain of the Named Executives' pay levels in effect prior to the Merger. The new salary levels were deemed appropriate based on comparisons to comparable executive positions in similar-sized peer group companies as reflected in a study conducted by a nationally recognized healthcare compensation consulting firm, adjusted for inflationary increases, that had been previously commissioned by the former Champion organization in developing the 1996 compensation program for its executives. Similar guidelines and structure were used in developing compensation levels for other officers of the Company.

         Base Salary - Salaries are reviewed on an annual basis and may be adjusted at that time based on the Compensation Committee's subjective assessment of individual performance and contribution to the Company during the preceding fiscal year, level of responsibility and competitive pay level of a comparable position at similar organizations.

         Bonus - All executive officers and others are eligible to participate in the Bonus Plan on an annual basis. Bonus payments to executives are predicated on the Company's success in achieving certain strategic, business and financial goals as well as other specific objectives set forth for such individuals at the beginning of each performance period. Reference is made to the information included under "Executive Compensation - Annual Bonus Plan" for additional information regarding such plan.

         Long-term Incentives - The Company provides long-term incentives to its executives through the Stock Incentive Plan. Through the ability to offer stock-incentive awards such as stock options, restricted stock, performance shares, stock appreciation rights and deferred stock, the Company offers the executives the right to obtain an ownership interest in the Company which is of value only if the share price increases, with the naturally resulting benefit to stockholder value. Stock option awards are based on the Company's subjective assessment of each executive's previous and anticipated future contribution to the Company and the amount and terms of options already held by the executive. Stock awards, including all terms such as exercise price and vesting schedule, are determined by the Compensation Committee. Options were granted at the current market price to certain Named Executive Officers during 1997. See "Executive Compensation - Option Grants in Last Fiscal Year."

         Executive officers and others may also participate in the Company's 401(k) retirement plan, which includes both employee and employer contributions. In addition, certain selected executives may participate in a Supplemental Executive Retirement Plan. See "Executive Compensation - Supplemental Executive Retirement Plan."

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Messenger's compensation was based on those criteria described above for all executive officers pursuant to the Company's executive compensation philosophy and policies.

         Prior to April 14, 1997, Mr. Messenger received an annual base salary of $750,000 and was eligible for a bonus up to 100% of his base salary subject to the attainment of certain performance measures, in accordance with the terms of his employment agreement.

         Mr. Messenger ceased to be Vice-Chairman, Chief Executive Officer and a director of the Company effective April 14, 1997 and is no longer in the employ of the Company. See "Executive Compensation - Employment, Services and Other Agreements." The Company has not designated a new Chief Executive Officer.



                                       Stock Option and Compensation Committee


                                       /s/ Christian A. Lange
                                       ------------------------------------
                                       Mr. Christian A. Lange, Member


                                       /s/ Daryl J. White
                                       ------------------------------------
                                       Mr.  Daryl J. White, Member


                                       /s/ L. Stanton Tuttle
                                       ------------------------------------
                                       Mr. L. Stanton Tuttle, Member

STOCK PRICE PERFORMANCE GRAPH

         The following graph demonstrates comparison of cumulative stockholder returns, on a dividend basis, for the Company, the companies on the Standard & Poor's ("S&P") 500 Stock Index and the companies on the S&P Healthcare Sector, commencing on August 16, 1996, the first day the Company's Common Stock was publicly traded.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG PARACELSUS HEALTHCARE CORPORATION*,
                           THE S&P 500 STOCK INDEX AND
                         THE S&P HEALTHCARE SECTOR INDEX

                                      AUGUST    DECEMBER   DECEMBER
                                       1996       1996       1997
                                     --------   --------   --------
Paracelsus Healthcare Corporation    $    100   $     41   $     39

S&P 500 Stock Index                  $    100   $    117   $    156

S&P Healthcare Sector Index          $    100   $    118   $    169



* Assumes $100 invested on August 16, 1996 in the Company's Common Stock and on July 31, 1996 for the indices presented.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, the report of the Stock Option and Compensation Committee and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         In conjunction with the Merger in August 1996, Louis G. Rubino, Ph.D., Regional Vice President of Operations, inadvertently failed to report on a timely basis his initial ownership of 500 shares of the Company's Common Stock. This transaction was reported on an amended Form 3 filed on April 22, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Shareholder loaned the Company $7.2 million in the form of a $7.2 million 6.51% subordinated note from the Company, payable in the annual amount of $1.0 million over a term of 10 years. Effective April 14, 1997, pursuant to the terms of the Company's senior bank credit agreement, the Shareholder waived its right to receive principal payments under the note until all obligations of the Company under such credit agreement have been satisfied. The Company made interest payments of $467,774 during 1997.

         Effective August 1996, the Company is a party to an agreement with Dr. Krukemeyer, pursuant to which he provides management and strategic advisory services to the Company for an annual consulting fee of $1.0 million, for a term not to exceed ten years. Effective April 15, 1997, the annual consulting fee to Dr. Krukemeyer was reduced to $250,000 until all obligations of the Company under the senior bank credit agreement have been satisfied. Payments of $500,000 were made to Dr. Krukemeyer during 1997.

         The Shareholder and certain former Champion investors have contractual rights to participate in the filing of registration statements by the Company with the Securities and Exchange Commission.

         Effective with the consummation of the Merger on August 16, 1996, Dr. Krukemeyer and the Company entered into a Non-Compete Agreement that generally prohibits Dr. Krukemeyer from directly or indirectly competing with the Company for so long as the Shareholder Agreement is in effect.

         Messrs. Miller and VanDevender and the Shareholder executed a voting agreement effective August 16, 1996 whereby Messrs. Miller and VanDevender agreed to vote their Common Stock with the Shareholder, as the Shareholder votes or is required to vote, in connection with certain acquisition proposals specified in the Shareholder Agreement. Furthermore, Messrs. Miller and VanDevender are required to sell their Common Stock according to such acquisition proposals.

                      RATIFICATION OF INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, Certified Public Accountants, has been the independent auditors for the Company since 1981. The Board has selected Ernst & Young LLP as the Company's independent auditors for 1998 and requests the stockholders to ratify such selection. Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting to respond to any appropriate questions and to make a statement if they so desire.

STOCKHOLDER APPROVAL

         SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998. THE RATIFICATION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING. ABSTENTIONS ON THIS MATTER WILL BE COUNTED FOR QUORUM PURPOSES BUT NOT VOTED. BROKER NON-VOTES WILL HAVE NO EFFECT ON ITS OUTCOME. IF A MAJORITY OF STOCKHOLDERS VOTING AT THE ANNUAL MEETING SHOULD NOT APPROVE THIS PROPOSAL, THE SELECTION OF INDEPENDENT AUDITORS MAY BE RECONSIDERED BY THE BOARD OF DIRECTORS.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                          TRANSACTION OF OTHER BUSINESS

         The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if any such other business is properly presented for action, the persons named in the accompanying form of proxy will vote the shares represented thereby in their discretion on such matters.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting and included in the proxy materials for such meeting must be received by the Company by no later than January 10, 1999. Otherwise, the Bylaws of the Company provide that only stockholder proposals containing the information required by the Bylaws and delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting will be considered at the Annual Meeting.

                                         By order of the Board of Directors

                                         /s/ CHARLES R. MILLER

                                         Charles R. Miller
Date: April 22, 1998                     President and Chief Operating Officer


THE COMPANY'S ANNUAL REPORT FOR 1997 INCLUDES AS A PART THEREOF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. UPON WRITTEN REQUEST AND THE PAYMENT OF A PER PAGE FEE OF $0.20, THE COMPANY WILL FURNISH STOCKHOLDERS OF RECORD ON APRIL 13, 1998, AND TO EACH BENEFICIAL OWNER OF SHARES ON THAT DATE, COPIES OF EXHIBITS LISTED IN ITS FORM 10-K FOR 1997. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MR. JAMES G. VANDEVENDER, CORPORATE SECRETARY, PARACELSUS HEALTHCARE CORPORATION, 515 W. GREENS ROAD, SUITE 800, HOUSTON, TEXAS 77067. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP.

                                     PROXY
                        PARACELSUS HEALTHCARE CORPORATION

   This proxy is solicited on behalf of the board of directors for the annual meeting of stockholders on May 14, 1998.

     The undersigned hereby appoints Robert M. Starling and Suzanne S. Miskin, and any one of them, with full power of substitution, as attorneys and proxies of the undersigned to represent and vote all shares of common stock of Paracelsus Healthcare Corporation (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present, which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on May 14, 1998, at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m. central standard time (Houston time) and at any and all continuations and adjournments thereof.

                   (Please date and sign on the reverse side)


                              FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    PLEASE MARK
                                                                                                    YOUR VOTE AS    [X]
                                                                                                    INDICATED IN
                                                                                                    THIS EXAMPLE

1. ELECTION OF DIRECTORS  NOMINEES: James G. VanDevender,                  2. Ratification of appointment for Ernst & Young, LLP, as
                                    Christian A. Lange, Daryl J. White,       the Company's auditors for 1998.
     FOR the                        Nolan Lehmann, and
     election       WITHHOLD        Dr. Heiner Meyer zu Losebeck.
    (except as     authority                                                         FOR     AGAINST     ABSTAIN
    indicated       for all
      below)     nominees listed

       [ ]            [ ]                                                            [ ]       [ ]         [ ]

(Instructions: To withhold authority to vote for any individual nominee,   3. In their discretion, the Proxies are authorized to
 write that nominee's name on the line provided below.)                       vote FOR such other business as may properly come
                                                                              before the meeting.

________________________________________________________________________            All as described in the Notice of Meeting of
                                                                                    Stockholders and Proxy Statement, receipt of
                                                                                    which is hereby acknowledged.

                                                                                    This proxy will be voted in accordance with
                                                                                    the specifications made herein. If no contrary
                                                                                    specification is made, it will be voted "FOR"
                                                                                    each of the proposals set forth.


                                                                                    Dated this ______ day of ______________, 1998.

                                                                                    ______________________________________________

                                                                                    ______________________________________________
                                                                                    Signature(s) stockholder(s)

                                                                                    Please sign exactly as your name appears on
                                                                                    your stock certificate. When signing as an
                                                                                    executor, administrator, trustee or other
                                                                                    representative, please sign your full title. All
                                                                                    joint owners should sign. If a corporation, give
                                                                                    full corporate name and have a duly authorized
                                                                                    officer sign, stating title. If a partnership,
                                                                                    please sign in partnership name by authorized
                                                                                    person.

                                                                                    PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY.
------------------------------------------------------------------------------------------------------------------------------------
                                                      FOLD AND DETACH HERE